Exhibit 99

        United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK        Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:                 11:00 a.m. April 27, 2017

United Bancorp, Inc. Reports Diluted Earnings per Share of $0.17 and a TTM Cash Dividend Yield of 3.98%.

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.17 and net income of $850,000 for the quarter ended March 31, 2017, as compared to $0.17 and $845,000 respectively for March 31, 2016.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the increase of the net interest income of our Company for the quarter ended March 31, 2017. During the first quarter of 2017, the Company’s net interest income increased by $181,000, or 5.1%, from the previous year. The primary driver of this increase of the Company’s net interest income was the increase in interest income on loans, which was up by $177,000, or 4.8%, year-over-year. The increase in the interest income that our Company realized is directly attributed to the focus that we had this past year on our lending platform. For the year, our Company had an increase in its average loans of $23.0 million or 7.0%. Our company was able to achieve this level of growth in its loans outstanding while maintaining its overall stability in credit quality. Year-over-year, the Company maintained very solid credit quality-related metrics by having nonaccrual loans and loans past due 30+ days decrease from a level of $3.26 million to $2.68 million, a decrease of $576,000. Further--- net loans charged-off, excluding overdrafts, through March 31, 2017, was $12,000, which is a decrease of $98,000 from the previous year. At this present level, total past due and nonaccrual loans to gross loans is a very solid 0.76% versus 0.97% the prior year. Net charge offs to average loans was 0.04% as of the most recent quarter-end.” Greenwood continued, “The net interest income for our Company increased year-over- year even as we focused on growing retail core-deposits to fund our loan growth. Total deposits increased by $35.2 million, or 10.8%, to a level of $359.8 million as of March 31, 2017. Primarily, the Company was able to control its overall interest expense levels by attracting lower cost funding alternatives. Overall, the Company saw its low cost retail funding (consisting of non-interest and interest bearing demand and savings deposits) comprise $30.7 million of its growth in retail deposits year-over-year. In addition, the Company’s time deposits, which consist of certificate of deposit or term funding, increased by $4.5 million for the same period. Even with the significant growth in retail core deposit funding, the Company had a decrease in its overall interest expense to average assets, which decreased on a year-over-year basis from 0.47% to 0.40%. This decrease in the overall cost of funding is attributed to the repricing of the Company’s $10.0 million in fixed rate advances with the Federal Home Loan Bank (FHLB). The Company forecasts additional reductions in the cost of its present wholesale funding, which consists of $15.0 million in fixed rate advances with the FHLB, over the remainder of the current year. By year-end, these advances (which presently cost the Company 3.79%) will reprice to floating rate alternatives or be paid off with the current liquidity the company has on its balance sheet. By having these present fixed rate advances reprice into a lower-costing, floating rate borrowing or be paid off with lower cost funding, the Company should realize additional savings or containment in its overall interest expense levels.”

Relating to the Company’s net-non interest margin, Greenwood stated, “the noninterest income of the Company was down by $35,000 year-over-year. This decrease in the fee-based income of the Company is directly attributed to the service charges on deposit accounts decreasing by a like amount over the same period. On the noninterest expense-side of the net noninterest margin (and, as expected), the Company saw an increase in its overall noninterest expense, or overhead, levels. In anticipation of building its infrastructure for future growth, the Company saw its noninterest expense increase by $191,000 or 6.1%. Most of the increase in our noninterest expense levels was related to personnel- related expenses on the production-side, which should lead to our Company realizing higher levels of revenue in the coming quarters. Considering that most of this expense is “fixed”, we firmly believe that we should be able to drive higher levels of revenue without significantly adding to our overall noninterest expense levels in the short-term; therefore, enhancing our Company’s earnings and returns.”

Scott A. Everson, President and CEO stated, “We are very pleased to report that we have begun to execute upon our growth strategy, Mission 2020, which calls for our Company to grow its assets (in a profitable fashion) to a level of $1.0 billion or greater by the end of 2020. It is extremely gratifying to see the initial growth occur under this vision in an organic-fashion this past year. Even though we realize that we will need to have a compounded annual growth rate of approximately twenty-three percent from the beginning of this year in order to achieve this ambitious growth goal, we firmly believe that it is achievable with the present vision that we have (which includes both organic and acquisition- related growth). From an organic perspective this past year, our Company grew its assets $28.4 million, or 6.9%, to an overall level of $440.8 million as of March 31, 2017. As previously mentioned, most of this growth occurred in our Company’s higher-yielding loan portfolio, which enhanced the overall interest income that we realized. Also, as previously mentioned, the overall net interest income (or, revenue-line) of our Company increased year-over-year. Our Company was able to achieve this growth in net interest income with above peer-level growth in both its loans outstanding and core deposit funding.” Everson continued, “As expected, we saw marginal growth in the net income that our Company realized year-over-year. After several years of containment, our Company saw its overall noninterest expense levels increase this past year as we continue to build for the future and drive our overall growth. Most of the increase in our noninterest expense levels occurred in the following areas: hiring additional loan origination personnel to drive the revenue of our Company; completing the renovation of our Main Office to support an enhanced loan origination platform; opening a new Loan Production Office in the Wheeling, West Virginia market to increase overall loan production and to introduce our Company to a new, highly desirable market; and, lastly, marketing expense promoting the prime retail deposit pricing that we introduced within the last six months.” Everson concluded by stating, “We firmly believe that with our positioning over the course of the past year, our Company has high operating leverage which should allow us to further drive our revenue, while controlling our noninterest expense levels— thus, leading to higher earning and returns over the course of the next twelve to eighteen months. Our Company has experienced double-digit earnings improvement over the course of the past two years and we expect that this trend will continue if we properly execute upon our plan of growth. We continue to have very solid credit quality metrics, which should have a positive impact on our earnings for the foreseeable future. In addition, we continue to have very robust capital levels, as evidenced by our overall equity to asset ratio of 9.8%, which will support our vision for growth in the intermediate term. Our Company continues to pay a very solid cash dividend, which totals $0.49 on a trailing twelve month (TTM) basis (including the $0.05 special dividend paid this past December), which produces at TTM Yield of 3.98% as of quarter-end. At this level, our Company’s cash dividend yield is significantly higher than that of the average bank in our country. With our recent focus of increasing our operating leverage and driving the revenue of our Company while containing expenses, we firmly believe that we will continue to reward our shareholders by paying higher dividends and seeing appreciation in our market value. On a year-over-year basis, the market value of our

Company’s stock increased by $3.23, or 36%, to a level of $12.30. Even though our market value has diminished somewhat from its year-end level, we believe that we are presently trading at a fair valuation, which is eighteen times earnings.” Everson concluded, “Our number one focus continues to be growing our shareholders’ investment in our Company through profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Overall, we are very pleased with the performance of our Company and the direction that we are going. We are extremely optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $440.8 million and total shareholder’s equity of $43.1 million as of March 31, 2017. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward- looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)
At or for the Quarter Ended	%
March 31,	March 31,
2017	2016	Change
Earnings
Interest income on loans	$3,852,630	$3,676,120	4.80%
Loan fees	175,298	203,712	-13.95%
Interest income on securities	156,040	159,047	-1.89%

Total interest income	4,183,968	4,038,879	3.59%
Total interest expense	438,161	474,462	-7.65%

Net interest income	3,745,807	3,564,417	5.09%
Provision for loan losses	24,999	70,749	-64.67%
Net interest income after provision for loan losses	3,720,808	3,493,668	6.50%
Service charge on deposit account	597,129	633,459	-5.74%
Net realized gains on sale of loans	14,692	15,849	-7.30%
Other noninterest income	220,473	218,093	1.09%
Total noninterest income	832,294	867,401	-4.05%
Total noninterest expense	3,334,550	3,143,905	6.06%
Earnings before income taxes	1,218,552	1,217,164	0.11%
Income tax expense	368,765	372,589	-1.03%

Net income	$849,787	$844,575	0.62%
Key performance data
Earnings per common share - Basic	$0.17	$0.17	0.00%
Earnings per common share - Diluted	0.17	0.17	0.00%
Cash dividends paid	0.11	0.10	10.00%
Stock data
Dividend payout ratio	64.71%	58.82%	5.88%
Price earnings ratio	18.09	x	13.34	x	35.61%
Market price to book value	142%	106%	33.90%
Annualized yield based on quarter end close	3.58%	4.41%	-18.82%
Market value - last close (end of period)	12.30	9.07	35.61%
Book value (end of period)	8.69	8.58	1.28%
Shares Outstanding
Average - Basic	4,930,956	4,873,145	—
Average - Diluted	5,051,225	4,966,071	—
Common stock, shares issued	5,425,304	5,385,304	—
Shares held as treasury stock	5,744	5,744	—
Return on average assets (ROA)	0.78%	0.83%	-0.05%
Return on average equity (ROE)	7.88%	8.06%	-0.18%
At quarter end
Total assets	$440,847,903	$412,460,703	6.88%
Total assets (average)	436,738,000	405,798,000	7.62%
Cash and due from Federal Reserve Bank	16,383,160	18,241,689	-10.19%
Average cash and due from Federal Reserve Bank	12,390,000	4,973,000	149.15%
Securities and other restricted stock	43,165,947	33,880,568	27.41%
Average securities and other restricted stock	40,243,000	38,329,000	4.99%
Other real estate and repossessions	334,790	325,700	2.79%
Gross loans	354,754,961	335,464,034	5.75%
Average loans	354,272,000	331,255,000	6.95%
Allowance for loan losses	(2,332,821)	(2,374,798)	-1.77%
Net loans	352,422,140	333,089,236	5.80%
Net loans charged-off	11,845	110,169	-89.25%
Net overdrafts charged-off	21,672	23,059	-6.02%
Total net charge-offs	33,517	133,228	-74.84%
Nonaccrual loans	1,790,143	1,290,660	38.70%
Loans past due 30+ days (excludes non accrual loans)	889,668	1,964,901	-54.72%
Mortgage servicing asset	46,024	59,524	-22.68%
Average total deposits	354,717,000	330,413,000	7.36%
Total Deposits
Noninterest bearing demand	71,430,460	69,770,588	2.38%
Interest bearing demand	144,767,940	118,981,440	21.67%
Savings	83,299,312	80,046,155	4.06%
Time < $250,000	57,448,761	53,166,146	8.06%
Time > $250,000	2,863,709	2,667,799	7.34%
Total Deposits	359,810,212	324,632,128	10.84%
Advances from the Federal Home Loan Bank	15,316,765	26,489,774	-42.18%
Repurchase Agreements	15,567,350	12,156,841	28.05%
Shareholders’ equity	43,119,368	41,921,867	2.86%
Shareholders’ equity (average)	43,119,000	41,922,000	2.86%
Key performance ratios
Net interest margin (Federal tax equivalent)	3.77%	3.80%	-0.03%
Interest expense to average assets	0.40%	0.47%	-0.07%
Total allowance for loan losses to nonperforming loans	130.31%	184.00%	-53.69%
Total allowance for loan losses to total loans	0.66%	0.71%	-0.05%
Total past due and nonaccrual loans to gross loans	0.76%	0.97%	0.12%
Nonperforming assets to total assets	0.48%	0.39%	0.09%
Net charge-offs to average loans	0.04%	0.16%	-0.12%
Equity to assets at period end	9.78%	10.16%	-0.37%
Full Time Equivalent (FTE) employees	119	127	—